EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports Third Quarter 2005 Results
14.1% Revenue Increase and $0.15 Earnings Per Share

Portland, Oregon – (Business Wire) – October 25, 2005 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal third quarter ended September 24, 2005.

Highlights for the third quarter of 2005 compared to the third quarter of 2004 were:

•      Revenues increased 14.1% to $68.0 million

•      Comparable restaurant sales increased 3.5%

•      Net income of $2.0 million compared to a ($3.3) million net loss

•      Diluted earnings per share of $0.15 compared to a net loss per share of ($0.27)

Highlights for the first nine months of 2005 compared to the first nine months of 2004 were:

•      Revenues increased 13.2% to $196.8 million

•      Comparable restaurant sales increased 2.7%

•      Net income of $6.6 million compared to a ($6.9) million net loss

•      Diluted earnings per share of $0.47 compared to a net loss per share of ($0.75)

“We are very pleased with our third quarter results. Importantly, we increased customer counts in our comparable locations and continued to experience strong results at our newly opened restaurants. Our development plans continue on schedule. We expect to open our seventh new restaurant in November of 2005 and plan to open eight restaurants in 2006,” said Saed Mohseni, Chief Executive Officer.

Third Quarter 2005 Results

Revenues in the third quarter of 2005 increased 14.1% to $68.0 million from $59.6 million in the third quarter of 2004.  The increase in revenues is attributable to the opening of six company-owned restaurants in the last two quarters of 2004 and the first three quarters of 2005 and a 3.5% increase in comparable restaurant sales.  The comparable restaurant sales increase was the result of improved customer counts coupled with higher menu pricing.

The Company opened two company-owned restaurants during the third quarter of 2005, one in Kansas City, MO and the other in Indianapolis, IN.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $58.1 million in the third quarter of 2005, or 85.5% of revenues, compared to $51.2 million in the third quarter of 2004, or 85.9% of revenues.

Food and beverage costs were $20.0 million in the third quarter of 2005, or 29.4% of revenues, compared to $17.8 million in the third quarter of 2004, or 29.8% of revenues.  The decrease in food and beverage costs as a percentage of revenues was primarily related to higher menu pricing and improved food and beverage costs at the restaurants opened in 2004.  Labor costs were $21.4 million in the third quarter of 2005, or 31.5% of revenues, compared to $19.0 million in the third quarter of 2004, or 31.9% of revenues.  The decrease in labor costs as a percentage of revenues was primarily due to the additional revenues and improved labor costs at the restaurants opened in 2004.  Operating costs were $10.4 million in the third quarter of 2005, or 15.4% of revenues, and $8.9 million in the third quarter of 2004, or 15.0% of revenues.  The increase in operating costs as a percentage of revenues was primarily due to higher utility and marketing costs.  Occupancy costs were $6.3 million in the third quarter of 2005, or 9.2% of revenues, compared to $5.4 million in the third quarter of 2004, or 9.1% of revenues.

General and administrative expenses were $3.5 million in the third quarter of 2005, or 5.2% of revenues, compared to $3.3 million in the third quarter of 2004, or 5.6% of revenues.  General and administrative expenses as a percentage of revenues decreased due to the additional revenues in the third quarter of 2004 compared with the third quarter of 2004.

Restaurant pre-opening costs increased to $0.8 million in the third quarter of 2005 from $0.1 million in the third quarter of 2004 primarily due to the increased number of restaurants opened or under construction in the third quarter of 2005.  Depreciation and amortization expense decreased to $2.5 million, or 3.7% of revenues, from $2.7 million, or 4.5% of revenues, due to three-year lived assets acquired in August of 2001 which became fully depreciated in 2004.

Operating income increased 34.8% to $3.1 million in the third quarter of 2005, compared to operating income of $2.3 million in the third quarter of 2004.

Interest expense was $0.1 million in the third quarter of 2005 compared to $0.6 million in the third quarter of 2004.  The decrease was primarily due to a $16.3 million lower average outstanding debt balance in the third quarter of 2005 compared to the third quarter 2004.  Total debt as of September 24, 2005 was $8.8 million, which included $0.8 million of capital lease obligations.

Net income in the third quarter of 2005 was $2.0 million, or $0.15 per diluted share, compared to a net loss of ($3.3) million, or ($0.27) per diluted share, in the third quarter of 2004.

First Nine Months 2005 Financial Results

Revenues for the nine months ended September 24, 2005 increased 13.2% to $196.8 million from $173.8 million in the same period a year ago. Comparable restaurant sales increased 2.7% through the first nine months of 2005.

Net income for the nine months ended September 24, 2005 was $6.6 million compared to a net loss of ($6.9) million in the prior year period.

Financial Guidance

The Company expects fourth quarter 2005 revenues to be between $76.0 million and $78.0 million and a comparable restaurant sales increase of approximately 2.0% to 3.0%.  Diluted earnings per share are expected to be between $0.25 and $0.26.  In the fourth quarter, the Company opened its sixth restaurant in 2005 in Pittsburgh, PA and expects to open its seventh and final 2005 restaurant in Bellevue, WA in November of 2005.

The Company expects 2005 revenues to be between $273 million and $275 million and a comparable restaurant sales increase of approximately 2.5% to 3.0%.  Diluted earnings per share are expected to be between $0.72 and $0.73.

The Company intends to open eight restaurants in 2006.

Conference Call

The Company will host a conference call to discuss third quarter 2005 financial results today at 5:00 PM ET.  Hosting the call will be Douglas Schmick, President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-407-4018, or for international callers 1-201-689-8471.  A replay will be available one hour after the call and can be accessed by dialing 1-877-660-6853 or 1-201-612-7415 for international callers; the account number is 3055 and the conference ID is 174924.  The replay will be available until November 8, 2005.  The call will be webcast live from the Company’s website at www.McCormickandSchmicks.com under the investor relations section.

The webcast will also be distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 33 years, it has successfully grown to 58 restaurants in 24 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our fourth quarter and fiscal 2005 and the number of restaurants we intend to open in 2005 and 2006 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

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McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Consolidated Statements of Operations-Unaudited

(In thousands, except per share data)

	Thirteen week period ended		Thirty-nine week period ended
	September 25, 2004	September 24, 2005	September 25, 2004	September 24, 2005
	Restated		Restated
Revenues	$59,597	$68,014	$173,833	$196,785

Restaurant operating costs
Food and beverage	17,776	20,013	51,993	57,700
Labor	19,013	21,421	55,555	62,157
Operating	8,947	10,447	25,565	29,462
Occupancy	5,434	6,267	15,679	17,933
Total restaurant operating costs	51,170	58,148	148,792	167,252
General and administrative expenses	3,340	3,541	8,505	10,444
Restaurant pre-opening costs	112	760	2,226	2,048
Depreciation and amortization	2,690	2,483	8,275	7,095
Management fees and covenants not to compete	—	—	4,241	—
Total costs and expenses	57,312	64,932	172,039	186,839
Operating income	2,285	3,082	1,794	9,946
Interest expense	570	131	2,366	454
Accrued dividends and accretion on mandatorily redeemable preferred stock	3,693	—	5,759	—
Write-off of deferred loan costs on early extinguishment of debt	1,288	—	1,288	—
Income (loss) before income taxes	(3,266)	2,951	(7,619)	9,492
Income tax expense (benefit)	71	915	(678)	2,942
Net income (loss)	$(3,337)	$2,036	$(6,941)	$6,550
Net income (loss) per share(1)
Basic	$(0.27)	$0.15	$(0.75)	$0.48
Diluted	$(0.27)	$0.15	$(0.75)	$0.47
Shares used in computing net income (loss) per share(1)
Basic	12,200	13,783	9,255	13,782
Diluted	12,200	14,026	9,255	13,983

(1)   For the thirteen and thirty-nine week periods ended September 25, 2004, for the purposes of calculating outstanding shares used in computing net loss per share, the presentation gives retroactive effect to the completion, on July 20, 2004, of the Company’s corporate reorganization.

McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries

Margin Analysis

(In thousands)

	Thirteen week period ended
	September 25, 2004		September 24, 2005
	Restated
	(in thousands)
Revenues	$59,597	100.0%	$68,014	100.0%

Restaurant operating costs
Food and beverage	17,776	29.8%	20,013	29.4%
Labor	19,013	31.9%	21,421	31.5%
Operating	8,947	15.0%	10,447	15.4%
Occupancy	5,434	9.1%	6,267	9.2%
Total restaurant operating costs	51,170	85.9%	58,148	85.5%
General and administrative expenses	3,340	5.6%	3,541	5.2%
Restaurant pre-opening costs	112	0.2%	760	1.1%
Depreciation and amortization	2,690	4.5%	2,483	3.7%
Total costs and expenses	57,312	96.2%	64,932	95.5%
Operating income	2,285	3.8%	3,082	4.5%
Interest expense	570	1.0%	131	0.2%
Accrued dividends and accretion on mandatorily redeemable preferred stock	3,693	6.2%	—	—%
Write-off of deferred loan costs on early extinguishment of debt	1,288	2.2%	—	—%
Income (loss) before income taxes	(3,266)	(5.5)%	2,951	4.3%
Income tax expense	71	0.1%	915	1.3%
Net income (loss)	$(3,337)	(5.6)%	$2,036	3.0%

	Thirty-nine week period ended
	September 25, 2004		September 24, 2005
	Restated
	(in thousands)
Revenues	$173,833	100%	$196,785	100%

Restaurant operating costs
Food and beverage	51,993	29.9%	57,700	29.3%
Labor	55,555	32.0%	62,157	31.6%
Operating	25,565	14.7%	29,462	15.0%
Occupancy	15,679	9.0%	17,933	9.1%
Total restaurant operating costs	148,792	85.6%	167,252	85.0%
General and administrative expenses	8,505	4.9%	10,444	5.3%
Restaurant pre-opening costs	2,226	1.3%	2,048	1.0%
Depreciation and amortization	8,275	4.8%	7,095	3.6%
Management fees and covenants not to compete	4,241	2.4%	—	—%
Total costs and expenses	172,039	99.0%	186,839	94.9%
Operating income	1,794	1.0%	9,946	5.1%
Interest expense	2,366	1.4%	454	0.2%
Accrued dividends and accretion on mandatorily redeemable preferred stock	5,759	3.3%	—	—
Write-off of deferred loan costs on early extinguishment of debt	1,288	0.7%	—	—
Income (loss) before income taxes	(7,619)	(4.4)%	9,492	4.8%
Income tax expense (benefit)	(678)	(0.4)%	2,942	1.5%
Net income (loss)	$(6,941)	(4.0)%	$6,550	3.3%